EXHIBIT 99.1

UNIVISION SAVINGS TAX ADVANTAGE RETIREMENT PLAN
EMPLOYER IDENTIFICATION NUMBER 95-4398884
PLAN NUMBER 002

AUDITED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2003 AND 2002 AND SUPPLEMENTAL SCHEDULE H, Line 4i AS OF December 31, 2003

Report of Independent Registered Public Accounting Firm

To the Plan Administrator of
Univision Savings Tax Advantage Retirement Plan:

We have audited the accompanying statements of net assets available for benefits of the Univision Savings Tax Advantage Retirement Plan as of December 31, 2003 and 2002, and the related statement of changes in net assets available for benefits for the year ended December 31, 2003. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 2003 and 2002, and the changes in its net assets available for benefits for the year ended December 31, 2003, in conformity with U.S. generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedule of assets (held at end of year) as of December 31, 2003 is presented for the purpose of additional analysis and is not a required part of the financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in our audits of the financial statements and, in our opinion, is fairly stated in all material respects in relation to the financial statements taken as a whole.

/s/ Ernst & Young LLP

New York, New York
June 25, 2004

UNIVISION SAVINGS TAX ADVANTAGE RETIREMENT PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

	December 31,
	2003	2002
ASSETS:
Investments, at fair value	$108,609,577	$59,796,659
Employer contribution receivable	100,629	92,653
NET ASSETS AVAILABLE FOR BENEFITS	$108,710,206	$59,889,312

See accompanying notes.

UNIVISION SAVINGS TAX ADVANTAGE RETIREMENT PLAN
STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEAR ENDED DECEMBER 31, 2003

Investment income:
Net realized and unrealized appreciation in fair value of investments	$17,308,300
Interest and dividends	1,130,876
18,439,176
Contributions:
Participant	9,324,469
Employer	3,776,743
Balance forward from merged plan	20,188,850
33,290,062
Benefits paid to participants	(2,908,344)
Net increase in net assets available for benefits	48,820,894
NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of year	59,889,312
End of year	$108,710,206

See accompanying notes.

UNIVISION SAVINGS TAX ADVANTAGE RETIREMENT PLAN
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002

1. DESCRIPTION OF THE PLAN

The following description of the Univision Savings Tax Advantage Retirement Plan (the “Plan”) provides only general information. Participants should refer to the Plan document for a more complete description of the Plan’s provisions.

General

The Plan, which became effective January 1, 1989, is a cash or deferred arrangement type of plan within the meaning of Section 401(k) of the Internal Revenue Code, covering all eligible employees of Univision Communications Inc. (the “Company”) who have completed one year of service and are 21 years of age or over, excluding those employees covered by a collective bargaining agreement that, after good faith negotiations regarding retirement benefits, does not specifically provide for benefits under the Plan. The Plan is administered by the Company and is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”).

Transfer of new assets into the Plan

On December 31, 2003, the 401(k) plan assets of Hispanic Broadcasting Corporation, which was acquired by the Company on September 22, 2003 totaling $20,188,850 were merged into the Univision Plan.

Contributions

The Plan allows participants to contribute up to a maximum of 60% of their annual earnings before taxes to the Plan. Under the Tax Reform Act of 1986, in 2003, individual contributions for which taxes may be deferred could not exceed $12,000 plus a $2,000 catch up contribution for employees who are 50 years of age or over in 2003. Discretionary matching contributions of up to a maximum of 6% of each employee’s annual compensation under the Plan may be made by the Company. In 2003 and 2002, the Company matched 100% of the first 3% of eligible employee compensation.

Participant Accounts

Each participant’s account is credited with the participant’s elective deferred contribution, the Company matching contribution (if it elects to make one) and an investment income or loss based on the participant’s share of each individual fund’s results. Contributions to the Plan may be allocated by the participants among twenty four mutual funds through Fidelity Management Trust Company (“Fidelity”), the Plan’s custodian and trustee. Participants may also elect to allocate their contributions through Fidelity to the Univision Unitized Stock Fund.

Vesting

The balance in each participant’s account, including matching contributions, is fully vested at all times.

UNIVISION SAVINGS TAX ADVANTAGE RETIREMENT PLAN
NOTES TO FINANCIAL STATEMENTS (Continued)
DECEMBER 31, 2003 AND 2002

1. DESCRIPTION OF THE PLAN (Continued)

Participant Loans

Participant loans, which amount to $4,347,598 and $2,823,890 as of December 31, 2003 and 2002, respectively, are included in investments. Participant loans may not exceed the lesser of $50,000 (subject to limitations) or 50% of the participant’s account balance (less outstanding loan amounts) and are secured by the participant’s account balance. Participant loans are being repaid over periods ranging from one to ten years. However, loans with a duration over five years are for the purpose of the purchase of a primary residence. Interest is charged at a rate of interest determined by the Plan Administrator based on the prevailing interest rate. Earnings from these loans are credited directly to the individual participant’s account.

Payment of Benefits

Benefits are payable upon the earlier of retirement, death, permanent disability, or termination. Participants will be paid the amounts to which they are entitled in one lump sum payment, or if elected by the participant, in periodic payments.

Additionally, required minimum distributions are required to begin by April 1 of the calendar year after the later of the calendar year in which the employee reaches age 70½ or if 70½, the calendar year in which the employee retires.

In addition, participants may make withdrawals from their accounts for reason of financial hardship, as defined in the Plan document.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Basis of Accounting

The accounting records of the Plan are maintained on the accrual basis.

Investment transactions are recorded on a trade date basis and gains and losses are calculated on an average cost basis. Dividends are recorded on the ex-dividend date.

Investments

Investments are carried at fair value, which is based on each fund’s net asset value, based on market quotes. Investment options may be changed by participants at any time during the year.

In general, investment securities are exposed to various risks, such as interest rate, credit and overall market volatility. Due to the level of risk associated with certain investment securities, it is likely that changes in the values of investment securities will occur in the near future.

Administrative Expenses

Substantially all of the Plan’s administrative expenses are paid by the Company. Early redemption fees are paid by individual participants and annual fund operating expenses are paid from fund assets.

UNIVISION SAVINGS TAX ADVANTAGE RETIREMENT PLAN
NOTES TO FINANCIAL STATEMENTS (Continued)
DECEMBER 31, 2003 AND 2002

3. INVESTMENTS

The following presents investments that represent 5 percent or more of the Plan’s net assets available for benefits:

	December 31,
	2003	2002
Fidelity Magellan Fund	$16,924,294	$11,431,403
Univision Unitized Stock Fund	14,257,331	7,651,420
Fidelity Blue Chip Fund	10,200,555	5,773,242
Fidelity Equity Income Fund	7,777,695	5,442,063
Fidelity Balanced Fund	7,654,528	4,045,992
Fidelity Retirement Money Market Portfolio	7,390,983	5,486,888

During 2003 and 2002, the Plan’s investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated (depreciated) in value as follows:

	2003	2002
Mutual funds	$12,179,807	$(10,028,527)
Univision Unitized Stock Fund	5,128,493	(4,122,789)
	$17,308,300	$(14,151,316)

4. RELATED PARTY TRANSACTIONS

Certain Plan investments are shares of mutual funds managed by Fidelity. Fidelity is the custodian and trustee as defined by the Plan and therefore, these transactions qualify as party-in-interest transactions, which are subject to exemption.

5. PLAN TERMINATION

Although the Company has not expressed any intent to do so, it has the right under the Plan to terminate the Plan, in whole or in part, at any time subject to the provisions of ERISA. In the event that such termination occurs, the Trustee, in accordance with the Plan document, will distribute the net assets of the Plan in accordance with the provisions of ERISA.

6. INCOME TAX STATUS

The Plan has received an  opinion letter from the Internal Revenue Service dated December 5, 2001 stating that the Plan is qualified under Section 401(a) of the Internal Revenue Code (the “Code”) and, therefore, the related trust is exempt from taxation. Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualification. The Plan administrator believes the Plan is being operated in compliance with the applicable requirements of the Code and, therefore, believes that the Plan is qualified and the related trust is tax exempt. Furthermore,  the Plan Administrator has indicated that it will take the necessary steps, if any, to maintain the Plan’s qualified status.

UNIVISION SAVINGS TAX ADVANTAGE RETIREMENT PLAN
NOTES TO FINANCIAL STATEMENTS (Continued)
DECEMBER 31, 2003 AND 2002

7. PLAN AMENDMENT

Effective June 12, 2003, the Company amended the Univision Savings Tax Advantage Retirement Plan by adopting the Fidelity Prototype Corporate Plan for Retirement in order to maintain qualified status. In addition, the Plan added the following mutual funds:

Fidelity Freedom Income Fund—designed for investors already retired.

Fidelity Freedom 2000 Fund—targeted for investors expected to retire around the year 2000.

Fidelity Freedom 2010 Fund—targeted for investors expected to retire around the year 2010.

Fidelity Freedom 2020 Fund—targeted for investors expected to retire around the year 2020.

Fidelity Freedom 2030 Fund—targeted for investors expected to retire around the year 2030.

Fidelity Freedom 2040 Fund—targeted for investors expected to retire around the year 2040.

Each fund invests in a combination of Fidelity equity, fixed-income, and money market funds (underlying Fidelity funds) and allocates its assets among these funds according to an asset allocation strategy. Once its target date is reached, each fund, except the Freedom Income Fund, continues becoming more conservative for 5 - 10 years until the asset mix is approximately the same as the Freedom Income Fund. Ultimately the funds will merge.

On November 1, 2003, the Company added the Baron Growth Fund.  This fund primarily invests in small sized companies with market values under $2.5 billion.

UNIVISION SAVINGS TAX ADVANTAGE RETIREMENT PLAN
SCHEDULE H, LINE 4i - SCHEDULE OF ASSETS (HELD AT END OF YEAR)
DECEMBER 31, 2003
EMPLOYER IDENTIFICATION NUMBER 95-4398884
PLAN NUMBER 002

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investments Including Maturity Date, Rate of Interest, Collateral, Par or Maturity Value	(d) Current Value
*	Fidelity Management Trust Company	Fidelity Magellan Fund	$16,924,294
*	Fidelity Management Trust Company	Univision Unitized Stock Fund	14,257,331
*	Fidelity Management Trust Company	Fidelity Blue Chip Fund	10,200,555
*	Fidelity Management Trust Company	Fidelity Equity Income Fund	7,777,695
*	Fidelity Management Trust Company	Fidelity Balanced Fund	7,654,528
*	Fidelity Management Trust Company	Fidelity Retirement Money Market Portfolio	7,390,983
*	Fidelity Management Trust Company	Fidelity Intermediate Bond Fund	5,281,807
*	Fidelity Management Trust Company	Fidelity Low Priced Stock Fund	4,420,953
	Janus Capital	Janus Twenty Fund	4,270,831
	Miller, Anderson & Sherrerd, L.L.P.	MSIFT Value Adviser	3,964,585
*	Fidelity Management Trust Company	Fidelity Diversified International Fund	3,539,402
*	Fidelity Management Trust Company	Fidelity Fund	3,185,053
*	Fidelity Management Trust Company	Fidelity Real Estate Investment Portfolio	2,713,196

UNIVISION SAVINGS TAX ADVANTAGE RETIREMENT PLAN (Continued)
SCHEDULE H, LINE  4i - SCHEDULE OF ASSETS (HELD AT END OF YEAR)
DECEMBER 31, 2003
EMPLOYER IDENTIFICATION NUMBER 95-4398884
PLAN NUMBER 002

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investments Including Maturity Date, Rate of Interest, Collateral, Par or Maturity Value	(d) Current Value
*	Fidelity Management Trust Company	Fidelity OTC Portfolio	$2,632,465
*	Fidelity Management Trust Company	Fidelity Disciplined Equity Fund	2,355,023
*	Fidelity Management Trust Company	Fidelity Freedom Fund 2040	2,043,606
*	Fidelity Management Trust Company	Fidelity Freedom Fund 2020	1,021,806
	PIMCO Advisors LP	PIMCO Cadence Capital Appreciation Fund	898,011
*	Fidelity Management Trust Company	Fidelity Freedom Fund 2010	837,759
	Baron Capital, Inc.	Baron Growth Fund	828,492
*	Fidelity Management Trust Company	Fidelity Freedom Income Fund	726,534
	Neuberger & Berman Management Incorporated	Neuberger & Berman Partners Trust	702,973
*	Fidelity Management Trust Company	Fidelity Freedom Fund 2000	623,867
*	Fidelity Management Trust Company	Fidelity Freedom Fund 2030	10,230
*	Participants’ Loans	Loans to participants with maturities not to exceed 10 years at interest rates from 4.5% to 11.5%	4,347,598
		Total investments	$108,609,577

*                    Represents a party-in-interest to the Plan.

The “Cost” column is not applicable because all of the Plan’s investment options are fully-participant directed.

SIGNATURE

The Plan.   Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

Univision Savings Tax Advantage Retirement Plan
By:	/s/ Jeffrey T. Hinson
Jeffrey T. Hinson Executive Vice President and Chief Financial Officer

Date:  June 25, 2004